Exhibit 99.2

CONTINENTAL MATERIALS CORPORATION

REPORTS AUDITED 2007 RESULTS

CHICAGO, March 31 — Continental Materials Corporation (AMEX; CUO) today reported a net loss of $563,000, 35 cents per diluted share for the fiscal 2007 year on sales of $168,429,000. In the prior year, net income was $2,042,000, $1.27 per diluted share on sales of $158,767,000.

Sales volume in the Concrete, Aggregates and Construction Materials segment in 2007 were lower compared to the prior year due to the slowdown in construction along the Front Range in Colorado. Profit margins in this segment also declined due to the lower sales volume and increased fuel and materials prices. Sales in the Company’s Door segment were substantially higher than the previous year due to strong demand from a variety of sectors including healthcare and educational institutions. Profit margins improved for this segment in 2007 due principally to the increased sales. Sales in the Heating and Cooling segment were higher as a result of an increase in fan coil shipments. The higher sales level was achieved primarily due to the strengthened sales organization and distribution network. Operating profits in this segment declined however due to increased commodity prices, higher employee healthcare costs and additional sales incentives connected with the heating products. Also, additional expenses were incurred in connection with a business systems conversion and the continuing development of a product configuration program. Sales of evaporative coolers were about the same as the prior year. However, operating profits for this segment declined due to higher costs for raw materials, an increase in employee healthcare expenses and other factory overhead costs. Expenses incurred in connection with the Company’s preparation to comply with the internal controls requirements of the Sarbanes Oxley Act also contributed to the diminished operating results.

Net loss for the fourth quarter of 2007 was $1,431,000 or 89 cents per diluted share on sales of $40,411,000. Net income for the fourth quarter of 2006 was $384,000, or 24 cents per diluted share on sales of $40,455,000. The operating loss in the fourth quarter of 2007 was $1,999,000 compared to an operating profit of $978,000 in the prior year. The slowdown in construction in the Colorado Springs and Pueblo, Colorado markets was even more pronounced in the fourth quarter of 2007 than for the year as a whole. Sales of heating products were lower in the fourth quarter of 2007 compared to a year ago due to warm weather that prevailed in the principal market areas throughout most of the quarter. Profit margins in the Heating and Cooling Segment were lower due to the reasons cited above.  Most of the expenses associated with the Sarbanes Oxley compliance mentioned above were incurred in the fourth quarter.

The effective income tax rate for 2007 was a benefit of 61.6%. The statutory rate of 34% was increased principally due to the 19.4% benefit from percentage depletion and a 16.3% benefit for future state tax credits resulting from operations within an Enterprise Zone in California. The effective income tax rate for 2006 was increased for adjustments made to state taxes.

CAUTIONARY STATEMENT— Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company’s Annual Report on Form 10-K for the year ended December 30, 2006 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company’s ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CONTINENTAL MATERIALS CORPORATION

SUMMARY OF SALES AND EARNINGS

	Three Months Ended		Year Ended
	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006

Sales	$40,411,000	$40,455,000	$168,429,000	$158,767,000

Operating (loss) income	(1,999,000)	978,000	(554,000)	3,849,000

Interest (expense), net	(332,000)	(260,000)	(1,254,000)	(808,000)

Other income (expense)	34,000	(73,000)	340,000	116,000

(Loss) income before income taxes	(2,297,000)	645,000	(1,468,000)	3,157,000

(Benefit) provision for income taxes	(866,000)	261,000	(905,000)	1,115,000

Net (loss) income	$(1,431,000)	$384,000	$(563,000)	$2,042,000

Basic and diluted earnings per share	$(.89)	$.24	$(.35)	$1.27
Weighted average shares outstanding	1,603,000	1,605,000	1,603,000	1,605,000